Exhibit 10.1

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of August 4, 2017 (the “Commencement Date”), by and between NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Company”) and David Rosa (the “Executive”).

Background

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to employ the Executive. NeuroOne, Inc., the wholly-owned subsidiary of the Company, and the Executive established an employment relationship pursuant to an employment agreement dated October 5, 2016 (the “Prior Employment Agreement”). The Company and the Executive desire to enter into this Agreement to amend and restate the terms and conditions of such employment relationship and the Prior Employment Agreement in their entirety. This Agreement shall be effective and shall supersede the Prior Employment Agreement concurrently with the Commencement Date. This Agreement shall represent the entire understanding and agreement between the parties with respect to the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties agree as follows:

Terms and Conditions

1.             Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Commencement Date and ending on the third anniversary of the Commencement Date (the “Initial Term”). The term of this Agreement will automatically be renewed for a term of one (1) year (each, a “Renewal Term”) at the end of the Initial Term and at the end of each Renewal Term thereafter, provided that (a) the Executive notifies the Board of such renewal at least thirty (30) days prior (the “Renewal Date”) to the expiration of the Initial Term or any Renewal Term and (b) the Board does not notify the Executive of its intention not to renew this Agreement on or prior to the Renewal Date. For purposes of this Agreement, “Employment Period” includes the Initial Term and any Renewal Term(s) thereafter. Notwithstanding the foregoing, in the event of a Change in Control, the date the Change in Control occurs shall become the Commencement Date for all purposes thereafter, and each Change in Control thereafter shall result in a new Commencement Date on the date of the latest Change in Control.

2.             Terms of Employment.

(a)               Position and Duties.

(i)                 During the Employment Period, the Executive shall serve as the President and Chief Executive Officer of the Company, and in such other position or positions with the Company and its subsidiaries as are consistent with the Executive’s positions as Chief Executive Officer of the Company, and shall have such duties and responsibilities as are assigned to the Executive by the Board consistent with the Executive’s position as Chief Executive Officer of the Company. The Executive will continue to serve as a director of the Board. During the Employment Period, the Board will nominate the Executive for election to the Board by the Company’s stockholders; provided that the Executive hereby submits written notice of resignation to the Board, effective as of the date on which the Executive ceases to serve as Chief Executive Officer.

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(ii)              During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours and on a full-time basis to the business and affairs of the Company, to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) be employed by the Company or any of its subsidiaries or Affiliates, (B) serve on corporate, civic or charitable boards or committees, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions and (D) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; provided, however, that Executive shall not engage in other employment or undertake any other commercial business activities unless Executive obtains the prior written consent of the Board. The Board may deny or rescind consent to Executive’s service as a director of all other corporations or participation in other business or public activities if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interest or conflict with Executive’s duties to the Company.

(b)              Compensation.

(i)                 Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at least equal to $376,000.00, which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, and may be adjusted by the Compensation Committee of the Company’s Board of Directors or a committee of the Board performing equivalent functions (the “Committee”). The term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so adjusted.

(ii)              Annual Cash Bonus. In addition to the Annual Base Salary, for each fiscal year ending during the Employment Period, the Executive shall be eligible for an annual cash bonus (the “Annual Bonus”) of up to 50% of the Executive’s effective Annual Base Salary based upon the Executive’s performance as determined by the Committee. Each such Annual Bonus awarded to the Executive shall be paid sometime during the first seventy-five (75) days of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect, in compliance with Treasury Regulation 1.409A-2(a), to defer the receipt of such Annual Bonus. Executive must be employed with the Company in good standing on the payment date of the Annual Bonus to earn and be eligible to receive the Annual Bonus.

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(iii)            Long-Term Incentive Equity Compensation. During the Employment Period, the Executive shall be entitled to participate in any stock option, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement (the “Plans”) generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to the Executive shall reflect the Executive’s position with the Company and the Committee’s views.

(iv)             Annual Target Award. During each fiscal year during the Employment Period, the Executive shall receive a target award value (which value shall be as determined in accordance with the policies and practices generally applicable to other senior executive officers of the Company) for an Annual Bonus and, if determined by the Committee in its sole and absolute discretion, a long-term incentive equity bonus as contemplated in Section 2(b)(iii); it being understood that the form of the awards shall be determined by the Committee and such form shall be subject to the terms of the applicable Plans of the Company. The preceding sentence shall not limit any power or discretion of the Board or the Committee in the administration of any such long-term incentive plan. The Committee may increase or decrease the award value of any award made in respect of any such fiscal year in its discretion. The actual benefits conveyed to the Executive in respect of any such awards may be less than, greater than or equal to the targeted award value, as such benefits will be dependent on a series of performance and other factors, such as the value of the Company’s common stock and satisfaction of any applicable vesting requirements and performance conditions.

(v)               Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company.

(vi)             Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the plans, practices, policies and programs of the Company.

(vii)          Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks of paid vacation in accordance with the plans, practices, policies and programs of the Company consistent with the treatment of other senior executive officers of the Company. Unused vacation days shall be forfeited at the end of each calendar year and shall not roll over to the next year, nor will Executive be paid for any unused vacation days in a calendar year. Other than as required by applicable law, upon termination of Executive’s employment for any reason, the Company will not pay any accrued or unused vacation time.

(c)               Recoupment of Unearned Incentive Compensation. If the Board, or an appropriate committee thereof, determines that any fraud, negligence, or intentional misconduct by the Executive is a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Board or committee may require reimbursement of any bonus or incentive compensation paid to the Executive if and to the extent that (i) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (ii) the Executive engaged in any fraud or misconduct that caused or significantly contributed to the need for the restatement, and (iii) the amount of the bonus or incentive compensation that would have been awarded to the Executive had the financial results been properly reported would have been lower than the amount actually awarded.

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3.             Termination of Employment.

(a)               Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of (i) the Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right; (v) a Termination for Good Reason; or (vi) the termination of this Agreement by Executive pursuant to Section 3(b). If the Employment Period terminates as of a date specified under this Section 3, the Executive agrees that, upon written request from the Company, the Executive shall resign from any and all positions the Executive holds with the Company and any of its subsidiaries and Affiliates, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify).

(b)              This Agreement may be terminated by the Executive at any time upon thirty (30) days prior written notice to the Company or upon such shorter period as may be agreed upon between the Executive and the Board. In the event of such termination, the Company shall be obligated only to continue to pay the Executive’s salary and provide other benefits provided by this Agreement up to the date of the termination.

(c)               Benefits Payable Under Termination.

(i)                 In the event of the Executive’s death during the Employment Period or a Termination due to Disability, the Executive or the Executive’s beneficiaries or legal representatives shall be provided the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of the Executive’s death or Termination due to Disability.

(ii)              In the event of the Executive’s Termination for Cause or termination by the Executive other than for a Termination for Good Reason, the Executive shall be provided the Unconditional Entitlements.

(iii)            In the event of a Termination for Good Reason or the exercise by the Company of its Termination Rights, the Executive shall be provided the Unconditional Entitlements and, subject to Executive signing and delivering to the Company and not revoking before the sixtieth (60th) day following the Termination Date, a general release of claims in favor of the Company and certain related parties in a form reasonably satisfactory to the Company and the Executive, which the Company shall provide the Executive within seven (7) days following the Termination Date (the “Release”), the Company shall provide the Executive the Conditional Benefits. Any and all amounts payable and benefits or additional rights provided to the Executive upon a termination of the Executive’s employment pursuant to this Section 3(c) (other than the Unconditional Entitlements) shall only be payable or provided if the Executive signs and delivers the Release within the consideration period identified in the Release and the Executive does not revoke the Release within the revocation period identified in the Release. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

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(d)              Unconditional Entitlements. For purposes of this Agreement, the “Unconditional Entitlements” to which the Executive may become entitled under Section 3(c) are as follows:

(i)                 Earned Amounts. The Earned Compensation shall be paid within thirty (30) days following the termination of the Executive’s employment hereunder.

(ii)              Benefits. All benefits payable to the Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its Affiliates applicable to the Executive at the time of termination of the Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of the Executive’s termination without regard to the performance by the Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of the Executive’s employment with the Company.

(iii)            Indemnities. Any right which the Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with the Executive’s activities as an officer, director or employee of the Company shall be unaffected by the Executive’s termination of employment and shall remain in effect in accordance with its terms.

(iv)             Medical Coverage. The Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies. The Executive shall be notified in writing of the Executive’s rights to continue such coverage after the termination of the Executive’s employment pursuant to this Section 3(d)(iv), provided that the Executive timely complies with the conditions to continue such coverage. The Executive understands and acknowledges that the Executive is responsible to make all payments required for any such continued health care coverage that the Executive may choose to receive.

(v)               Business Expenses. The Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by the Executive prior to the termination of the Executive’s employment.

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(vi)             Stock Options/Equity Awards. Except to the extent additional rights are provided upon the Executive’s qualifying to receive the Conditional Benefits, the Executive’s rights with respect to any stock options and/or other equity awards granted to the Executive by the Company shall be governed by the terms and provisions of the Plans and Plan rules, provided that the Executive shall have ninety (90) days from the Termination Date to exercise vested options, and award agreements pursuant to which such stock options and equity awards were awarded, as in effect at the Termination Date.

(e)               Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which the Executive may become entitled are as follows:

(i)                 Severance Amount. The Company shall pay the Executive an amount equal to the Severance Amount which less standard deductions and withholdings payable in equal installments as and when such salary would normally have been paid as provided in Section 2(b) in accordance with the Company’s standard payroll procedures.

(ii)              COBRA. Provided that the Executive timely elects continued health insurance coverage under the federal COBRA law, the Company will pay one-hundred percent of the cost of premiums for such health insurance continuation coverage during the twelve (12) months following the Termination Date.  Notwithstanding anything to the contrary in this Agreement, the Executive’s entitlement to any benefits or payments under this Section 3(e)(ii) shall cease on such date that the Executive becomes eligible to receive health insurance coverage from another employer group health plan due to Executive’s employment with a future employer.

(iii)            Stock Options. All of the Executive’s stock options shall become exercisable in accordance with the applicable Original Stock Option Award Documents, on the same basis as such options would have become vested and exercisable if the Executive had remained employed under this Agreement through the end of the Employment Period. Once exercisable, the Executive shall have ninety (90) days from the Termination Date to exercise such vested options. Except as otherwise expressly provided herein, all stock options shall continue to be subject to the Original Stock Option Award Documents.

(iv)             Equity Awards. Any restrictive stock or other equity award subject to vesting shall continue to vest in accordance with the terms of the Original Award Documents, regardless of the Executive’s termination of employment. Except as otherwise expressly provided herein, all such restricted stock or other equity awards shall be subject to, and administered in accordance with, the Original Award Documents.

(v)               Additional Distribution Rules. Notwithstanding any other payment date or schedule provided in this Agreement to the contrary, if the Executive is deemed on the Termination Date of the Executive’s employment to be a “specified employee” within the meaning of that term under Section 409A of the Code and the regulations thereunder (“Section 409A”), then each of the following shall apply:

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(A)             With regard to any payment that is considered “nonqualified deferred compensation” under Section 409A and payable on account of and within six months after a “separation from service” (within the meaning of Section 409A and as provided in Section 3(h) of this Agreement), such payment shall instead be made on the date which is the earlier of (1) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” and (2) the date of the Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(B)              To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Section 409A provided on account of a “separation from service,” the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid or reimbursed by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, for the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be paid, reimbursed or provided by the Company in accordance with the procedures specified herein.

The foregoing provisions of this Section 3(d) shall not apply to any payments or benefits that are excluded from the definition of “nonqualified deferred compensation” under Section 409A, including, without limitation, payments excluded from the definition of “nonqualified deferred compensation” on account of being separation pay due to an involuntary separation from service under Treasury Regulation 1.409A-1(b)(9)(iii).

(f)                Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)                 “Affiliate” means any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by, the Company.

(ii)              “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(A)             any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined Voting Power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (1) in connection with the issuance of securities of the Company as part of a joint venture or strategic partnership to which the Company is party, (2) on account of the acquisition of securities of the Company directly from the Company, (3) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, (4) on account of the acquisition of securities of the Company by any individual who is, on the Commencement Date, either an executive officer or a Director (and/or any entity in which an executive officer or Director has a direct or indirect interest (whether in the form of voting rights or participation in profits or capital contributions) of more than 50% (collectively, the “Incumbent Entities”), (5) on account of the Incumbent Entities continuing to hold shares that come to represent more than 50% of the combined Voting Power of the Company’s then outstanding securities as a result of the conversion of any class of the Company’s securities into another class of the Company’s securities having a different number of votes per share pursuant to the conversion provisions set forth in the Company’s Certificate of Incorporation; or (6) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding Voting Securities as a result of a repurchase or other acquisition of Voting Securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional Voting Securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding Voting Securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

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(B)              there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (1) outstanding Voting Securities representing more than 50% of the combined outstanding Voting Power of the surviving entity in such merger, consolidation or similar transaction or (2) more than 50% of the combined outstanding Voting Power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding Voting Securities of the Company immediately prior to such transaction; provided, however, that a merger, consolidation or similar transaction will not constitute a Change in Control under this prong of the definition if the outstanding Voting Securities representing more than 50% of the combined Voting Power of the surviving entity or its parent are owned by the Incumbent Entities;

(C)             there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than 50% of the combined Voting Power of the Voting Securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding Voting Securities of the Company immediately prior to such sale, lease, license or other disposition; provided, however, that a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries will not constitute a Change in Control under this prong of the definition if the outstanding Voting Securities representing more than 50% of the combined Voting Power of the acquiring entity or its parent are owned by the Incumbent Entities; or

(D)             individuals who, on the Commencement Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Agreement, be considered as a member of the Incumbent Board.

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(iii)            “Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

(iv)             “Earned Compensation” means any Annual Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 3(a) (but excluding any salary and interest accrued thereon payment of which has been deferred).

(v)               “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(vi)             “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (A) the Company or any subsidiary of the Company, (B) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (D) an entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (E) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the date hereof, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined Voting Power of the Company’s then outstanding securities.

(vii)          “Original Stock Option Award Documents” means, with respect to any stock option, the terms and provisions of the award agreement and plan pursuant to which such stock option was granted, each as in effect on the Termination Date.

(viii)        “Original Award Documents” means, with respect to any restricted stock or other equity award, the terms and provisions of the award agreement related to and the plan governing, such restricted stock or other equity award, each as in effect on the Termination Date.

(ix)             “Own,” “Owned,” “Owner,” “Ownership” means a person or entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares Voting Power, which includes the power to vote or to direct the voting, with respect to such securities.

(x)               “Severance Amount” means an amount equal to 1 times the sum of (A) the aggregate Annual Base Salary which would have been earned by the Executive under this Agreement (including any scheduled increase therein) for the period commencing on the day after the Termination Date and ending on the date of the end of the then applicable Employment Period and (B) a prorated portion of the Executive’s cash bonus for the year in which the Termination Date occurs, with such prorated amount determined by multiplying the Executive’s cash bonus for the year in which the Termination Date occurs by a fraction, the numerator of which is the number of full months during such year in which the Executive was employed and the denominator of which is twelve (12); provided, however, in no event shall the severance amount be less than 12 months of the Executive’s Annual Base Salary or more than 18 months of the Executive’s Annual Base Salary.

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(xi)             “Termination for Cause” means a termination of the Executive’s employment by the Company due to (A) an act or acts of dishonesty undertaken by the Executive and intended to result in substantial gain or personal enrichment to the Executive at the expense of the Company, (B) unlawful conduct or gross misconduct that is willful and deliberate on the Executive’s part and that, in either event, is materially injurious to the Company, (C) the conviction of the Executive of, or the Executive’s entry of a no contest or nolo contendre plea to, a felony, (D) breach by the Executive of the Executive’s fiduciary obligations as an officer or director of the Company, (E) a persistent failure by the Executive to perform the duties and responsibilities of the Executive’s employment hereunder, which failure is not remedied by the Executive within 30 days after the Executive’s receipt of written notice from the Company of such failure, except that the Company is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure; or (F) material breach of any terms and conditions of any contract or agreement between Executive and the Company, or of any Company policy, or of any statutory duty Executive owes to the Company, which breach has not been cured by the Executive within ten days after written notice thereof to Executive from the Company.

(xii)          “Termination Date” means the earlier to occur of (A) the date the Company specifies in writing to the Executive in connection with the exercise of its Termination Right or (B) the date the Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason. Notwithstanding the foregoing, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place will be the Termination Date.

(xiii)        “Termination due to Disability” means a termination of the Executive’s employment by the Company because the Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (A) six (6) consecutive months or (B) an aggregate of nine (9) months (whether or not consecutive) in any twelve (12) month period. Any question as to the existence, extent or potentiality of the Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of the Executive, which consent shall not be unreasonably withheld. The Executive or the Executive’s legal representatives or any adult member of the Executive’s immediate family shall have the right to present to such physician such information and arguments as to the Executive’s disability as he, she or they deem appropriate, including the opinion of the Executive’s personal physician.

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(xiv)         “Termination for Good Reason” means a termination of the Executive’s employment by the Executive within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (A) a reduction in Executive’s Annual Base Salary as in effect immediately prior to such reduction by more than ten percent (10%) without Executive’s written consent, unless such reduction is made pursuant to an across the board reduction applicable to all senior executives of the Company; (B) a material reduction in the Executive’s duties, position and responsibilities as in effect immediately prior to such reduction without Executive’ written consent, provided, however, that a mere change in title or reporting relationship following a Change in Control by itself will not constitute “Good Reason” for Executive’s resignation, and further provided that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring entity will not by itself result in a “reduction” of duties, position or responsibility; or (C) a material breach of any material provision of this Agreement by the Company. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (y) if the Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, or (z) unless the Executive shall have delivered a written notice to the Board of Directors within forty-five (45) days of the Executive’s having actual knowledge of the occurrence of one of such events stating that the Executive intends to terminate the Executive’s employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within twenty-one (21) days of the receipt of such notice.

(xv)           “Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate the Executive’s employment under this Agreement for any reason or no reason whatsoever. For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(xvi)         “Voting Power” means such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

(xvii)      “Voting Securities” means all securities entitling the holders thereof to vote in an annual election of directors of a company.

(g)               Conflict with Plans. As permitted under the terms of the applicable Plans, the Company and the Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Section 3 shall apply in place of any similar definition or comparable concept applicable under the Plans (or any similar definition in any successor plan).

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(h)              Section 409A. It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent. In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Executive on account of such noncompliance. Provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Executive under Section 409A or damages for failing to comply with Section 409A. Solely for purposes of determining the time and form of payments due the Executive under this Agreement (including any payments due under Sections 3(c) or 5) or otherwise in connection with the Executive’s termination of employment with the Company, the Executive shall not be deemed to have incurred a termination of employment unless and until the Executive shall incur a “separation from service” within the meaning of Section 409A. The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when the Executive and the Company reasonably anticipate that the Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty (40) percent of the average level of bona fide services performed by the Executive for the Company over the immediately preceding thirty six (36) months. The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h). All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. For purposes of Section 409A, the Executive’s right to any installment payment under this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

4.             Executive Remedy. The Executive shall be under no obligation to seek other employment or other engagement of the Executive’s services. The Executive acknowledges and agrees that the payment and rights provided under Section 3 are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of the Executive’s employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason.

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5.             Additional Payments Following a Change in Control.

(a)               If, during the Employment Period, the Company shall terminate the Executive’s employment other than due to the Executive’s death, a Termination for Cause, a Termination due to Disability or if the Executive shall effect a Termination for Good Reason, in each case within two (2) years after a Change in Control:

(i)                 the Company shall pay to the Executive, in a lump sum in cash within thirty (30) days after the Termination Date, the aggregate of the following amounts:

(A)             the Unconditional Entitlements; and

(B)              the amount equal to the product of 1.5 times the sum of (y) the Annual Base Salary, and (z) the greater of the target bonus for the then current fiscal year under the Plans or any successor annual bonus plan and the average annual bonus paid to or for the benefit of the Executive for the prior three (3) full years (or any shorter period during which the Executive has been employed by the Company); and

(ii)              the Company shall provide the Executive the Conditional Benefits minus the Severance Amount.

(b)              If any payment or benefit (including payments and benefits pursuant to this Agreement) the Executive would receive in connection with a Change in Control from the Company or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to the Executive, which of the following two alternative forms of payment shall be paid to the Executive: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the amount received by the Executive on a net after-tax basis is greater than what would be received by the Executive on a net after-tax basis if the Reduced Payment were made, otherwise a Reduced Payment shall be made. If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Executive. In the event that acceleration of compensation from the Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(c)               The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

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(d)              The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

(e)               The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

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6.             Confidentiality.

(a)               Confidentiality. Without the prior written consent of the Company, except (y) as reasonably necessary in the course of carrying out the Executive’s duties hereunder or (z) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall not disclose any Confidential Information unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of the Executive’s breach of this Section 6(a)). The term “Confidential Information” shall include, but shall not be limited to: (i) the identities of the existing and prospective customers or clients of the Company and its Affiliates, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of existing and prospective customers or clients of the Company and its Affiliates; (iii) financial information about the Company and its Affiliates; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, employees of the Company and its Affiliates; (vi) the identities of and pricing information about the suppliers and vendors of the Company and its Affiliates; (vii) training programs developed by the Company or its Affiliates; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the financial results and business conditions of the Company and its Affiliates; (xii) business plans and strategies of the Company and its Affiliates; (xiii) special processes, procedures, and services of suppliers and vendors of the Company and its Affiliates; and (xiv) computer programs and software developed by the Company or its Affiliates.

(b)              Company Property. Promptly following the Executive’s termination of employment, the Executive shall return to the Company all property of the Company, and all copies thereof in the Executive’s possession or under the Executive’s control, except that the Executive may retain the Executive’s personal notes, diaries, rolodexes, mobile devices, calendars and correspondence of a personal nature. All business procured by Executive and all related business opportunities and plans made known to Executive while Executive is employed by or providing services to the Company shall remain the permanent and exclusive property of the Company.

(c)               Nonsolicitation. The Executive agrees that, while the Executive is employed by the Company and during the one-year period following the Executive’s termination of employment with the Company (the “Restricted Period”), the Executive shall not directly or indirectly, (i) solicit any individual who is, on the Termination Date (or was, during the six-month period prior to the Termination Date), employed by the Company or its Affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its Affiliates or (ii) induce or attempt to induce any customer or investor (in each case, whether former, current or prospective), supplier, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company or any of its Affiliates, on the other hand.

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(d)              Noncompetition. The Executive agrees that, during the Restricted Period, the Executive shall not be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (as defined below) if (i) the services that the Executive is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Executive provided to the Company or the Affiliates, and such services are to be provided with respect to any location in which the Company or an Affiliate had material operations during the twelve (12) month period prior to the Termination Date, or with respect to any location in which the Company or an Affiliate had devoted material resources to establishing operations during the twelve (12) month period prior to the Termination Date; or (ii) the trade secrets, Confidential Information, or proprietary information (including, without limitation, confidential or proprietary methods) of the Company and the Affiliates to which the Executive had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such secrets or information.  For purposes of this paragraph, services provided by others shall be deemed to have been provided by the Executive to Competitor if the Executive had material supervisory responsibilities with respect to the provision of such services.  The term “Competitor” means any enterprise (including a person, firm, business, division, or other unit, whether or not incorporated) during any period in which a material portion of its business is (and during any period in which it intends to enter into business activities that would be) materially competitive in any way with any business in which the Company or any of the Affiliates were engaged during the twelve (12) month period prior to the Executive’s Termination Date (including, without limitation, any business if the Company devoted material resources to entering in such business during such twelve (12) month period), but for purposes of clause (c) above, the term “Competitor” shall be limited to those businesses to which the Executive devoted more than an insignificant amount of time while employed by the Company.  Notwithstanding the foregoing, the term “Competitor” shall not include a business of a Competitor if such business would not, as a stand-alone enterprise, constitute a “Competitor” under the foregoing definition, provided that Executive does not render any services to, or otherwise assist the portion of the business that competes with the Company and its Affiliates.  For the avoidance of doubt, the Company’s and Affiliates’ businesses shall include, without limitation, the lines of business set forth in the Company’s annual report on Form 10-K, provided that nothing in this sentence shall be construed to limit the type of business of the Company and the Affiliates or the restrictions with respect to such businesses in the future.  Any payments owed to Executive at time of separation as described herein shall be contingent upon Executive’s compliance with the post-employment noncompetition provisions.

(e)               Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 6 and the Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 6. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(f)                Employee Proprietary Information and Inventions Assignment. The terms of that certain Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement between the Executive and the Company dated October 5, 2016 are hereby incorporated by reference (the “Invention Assignment Agreement”). To the extent that there are any conflicts between the terms and conditions of the Invention Assignment Agreement and this Agreement, the terms and conditions of this Agreement shall control. All non-conflicting terms of the Invention Assignment Agreement are hereby expressly preserved.

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(g)               Severability; Blue Pencil. The Executive acknowledges and agrees that the Executive has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope temporal duration and in all other respects. If it is determined that any provision of this Section 6 is invalid or unenforceable, the remainder of the provisions of this Section 6 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 6 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.

7.             Successors.

(a)               This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)              This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any party acting in the form of a receiver or trustee capacity.

(c)               The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.             Miscellaneous.

(a)               This Agreement shall be construed, and the rights and obligations of the parties hereunder determined, in accordance with the substantive laws of the State of Michigan, without regard to its conflict-of-laws principles.  For the purposes of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, the parties hereby expressly submit to the jurisdiction of all federal and state courts sitting within the confines of the Federal Eastern District of Michigan (the “Venue Area”) and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service in accordance with Section 8(b).  The parties agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties.  Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, brought in any federal or state court sitting within the confines of the Venue Area and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

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(b)              All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Telephone:
Fax:
Email:

If to the Company:	NeuroOne Medical Technologies Corporation
Attn: Chairman of the Board
NeuroOne Medical Technologies Corporation
10006 Liatris Lane
Eden Prairie, MN 55347
Telephone: (952) 237-7412
Email: paulbuckman@gmail.com

with a copy to:	Honigman Miller Schwartz and Cohn LLP
350 East Michigan Avenue, Suite 300
Kalamazoo, Michigan 49007
Attention: Phillip D. Torrence, Esq.
Telephone: (269) 337-7702
Fax: (269) 337-7703
Email: ptorrence@honigman.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)               The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)              The Company hereby agrees to indemnify the Executive and hold the Employee harmless to the extent provided under Certificate of Incorporation of the Company (as amended), the By-Laws of the Company (as amended) and the Indemnification Agreement, dated as of July 20, 2017, between the Company and the Executive against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

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(e)               From and after the Commencement Date, the Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other executive officers and directors.

(f)                The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)               The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the executive to effect a Termination for Good Reason shall not be deemed to be a waiver of such provision of right or any other provision or right of this Agreement.

(h)              This Agreement, the Invention Assignment Agreement, and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith, represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior agreements or negotiations between such parties, including the Prior Employment Agreement, and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

The Executive: /s/ David Rosa David Rosa	The Company: NeuroOne Medical Technologies Corporation By: /s/ Paul Buckman Name: Paul Buckman Title: Chairman